EXHIBIT 23.1



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the inclusion in this Annual Report on Form 10-KSB for the period ended December 31, 2001, and to the incorporation by reference in the Registration Statements on Forms S-8, as amended (File Nos. 333-91601, 333-85979, 333-18411 and 333-44710) and Forms S-3, as amended (File Nos.
333-70031, 333-56519, 333-91573, 333-82103, 333-34782 and 333-40794) or our
report dated March 26, 2002, relating to the audit of the consolidated balance sheet of Brilliant Digital Entertainment, Inc. as of December 31, 2001 and the consolidated results of their operations and comprehensive loss, cash flows and stockholders' deficit for the year ended December 31, 2001, which appears in this Form 10-KSB.


/s/   BDO Seidman, LLP

Los Angeles, CA
March 26, 2002